UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) -- May 27, 2005

TXU CORP.

(Exact name of registrant as specified in its charter)

TEXAS	1-12833	75-2669310
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Registrant's telephone number, including Area Code -- (214) 812-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2
(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On May 27, 2005, TXU Corp. (the "Company") entered into an Addendum to Employment Agreement effective June 1, 2005, with Erle Nye (the "Addendum"), which terminates certain of the provisions contained in, and adds other provisions to, that certain Employment Agreement, dated June 1, 2002, by and between Mr. Nye and the Company (the "Nye Employment Agreement"). Pursuant to the Addendum, from June 1, 2005 until May 31, 2007 (the "Initial Term"), Mr. Nye will serve the Company in a consulting capacity, as requested by the Chief Executive Officer of the Company, in the areas of public relations, political and civic affairs and industry relations for up to 120 hours per month. From June 1, 2007 until May 31, 2012 (the "Second Term"), Mr. Nye will be available to the Company in the same manner as during the Initial Term for up to 40 hours per month. Mr. Nye, during the Initial Term, will be entitled to a monthly consulting fee equal to $31,250 and, during the Second Term, will not be paid any consulting fees. Except for the continuing office expenses described below, the Company will not reimburse Mr. Nye for any travel, entertainment or other out-of-pocket business expenses. During the term of the Addendum, the Company will pay Mr. Nye a $5,000 per month allowance for the cost of maintaining a private office. At Mr. Nye's election, during the first twelve (12) months of the term of the Addendum, such office space may be located in a Company facility, in which case there will be no monthly office allowance paid to Mr. Nye. At such time as Mr. Nye relocates his office from the Company's facilities, the Company will, at Mr. Nye's election, provide him either (i) title to all office equipment and furniture currently located in his office or (ii) reimbursement of Mr. Nye's reasonable out-of-pocket expenses in furnishing similar office space not to exceed $15,000. Under the terms of the Addendum, Mr. Nye has agreed to waive his right to forty percent ($400,000) of the bonus to which he was entitled under the TXU Annual Incentive Plan for his services to the Company during 2004. Mr. Nye also waived his right to receive any bonus to which he otherwise would have been entitled for 2005. In addition, the Addendum provides for the termination of that certain two-year Restricted Stock Award Agreement, dated April 1, 2003, between the Company and Mr. Nye, granted to Mr. Nye pursuant to the Company's Long Term Incentive Compensation Plan. Under the terms of that Restricted Stock Award Agreement, Mr. Nye would have been eligible to receive approximately 166,877 shares of common stock of the Company.

Under the terms of the Addendum, the Company will indemnify Mr. Nye (i) to the fullest extent permitted by applicable law against claims arising from his performance of consulting services for the Company, except that the Company will not indemnify Mr. Nye for claims arising or resulting from his gross negligence or willful misconduct; and (ii) from any and all tax liabilities (excluding income tax assessed on the compensation paid to Mr. Nye as consulting and office fees pursuant to the Addendum), on a fully grossed-up, after-tax basis, incurred by Mr. Nye relating to the surviving provisions of the Nye Employment Agreement and resulting from Mr. Nye's waived benefits described above. During and following the term of the Addendum, Mr. Nye shall retain the right to indemnification under the Company's articles of incorporation and bylaws and pursuant to the terms of that certain Indemnification Agreement, date October 19, 2002, by and between the Company and Mr. Nye.

The Company has the right to terminate the consulting relationship with Mr. Nye and forego further payment of the related consulting fee and office allowance upon the earlier of (i) Mr. Nye's death or disability, (ii) Mr. Nye's material breach of the terms of the Nye Employment Agreement or the Addendum, (iii) Mr. Nye's action or failure to act that causes a material injury to the Company or its affiliates or (iv) Mr. Nye's failure to substantially perform his consulting duties; provided that in the event of Mr. Nye's death or disability, the Company will be obligated to pay the remaining consulting fees to Mr. Nye's spouse or estate (as applicable).

The Addendum does not modify the Company's obligation under the Nye Employment Agreement to (x) fund the retirement benefit to which Mr. Nye will be entitled under the Company's supplemental retirement plan, (y) reimburse Mr. Nye for annual medical examinations and financial planning services, or (z) pay Mr. Nye $400,000, which is the remaining amount of Mr. Nye's special bonus payable over the five-year initial term of the Nye Employment Agreement. Except for the waived benefits described above, Mr. Nye will continue to be entitled to participate as a retiree in, and to receive all benefits to which he is entitled as a retiree under, the Company's employee benefit plans.

The foregoing summary of the Addendum is qualified in its entirety by reference to the actual form of addendum, which is filed as Exhibit 10.1 hereto.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits.

Exhibit No.	Description
10.1	Addendum to Employment Agreement, effective June 1, 2005, by and between the Company and Erle Nye.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the following registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TXU CORP.

By: Name: Title:	/s/ Stan Szlauderbach Stan Szlauderbach Senior Vice President and Controller

Dated: June 1, 2005